U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

FOR THE YEAR ENDED: December 31, 2021

AND THE YEAR ENDED: December 31, 2020

HIS Capital Fund III, LLC
(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

2151 Consulate Dr., Suite 6

Orlando, FL 32837

(407) 347-6461

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

Forward Looking Statements

This Annual Report on Form 1-K of HIS Capital Fund III, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the HIS Capital Fund III, LLC Offering Circular filed pursuant to Regulation A, or the Offering Circular filed February 22, 2021, under the caption “RISK FACTORS” and which are incorporated by reference as if fully set forth herein.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

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ITEM 1. BUSINESS

Overview

HIS Capital Fund III, LLC is an emerging growth company which was formed on November 8, 2019. We have commenced fundraising and have been deploying the capital raised as outlined in our offering circular. As of April 30, 2022 the Company has raised a total of $2,368,694 through Class A interest sales.

The investment objective of the Company is growth and income generation. The Company seeks to achieve this objective by investing Company funds into: (i) distressed and/or turnkey commercial and/or residential real estate investments and (ii) commercial and/or residential business purposes loans secured by a first or second priority mortgage or deed of trust. There can be no assurance that the Company will achieve its objective, or its target return or that it will not incur losses.

The majority of the funds of the Company intended to use for placing opportunistic acquisitions in value-add turnkey performing cash-flowing properties and core plus fixed income residential and commercial mortgages or deeds of trust, in each case, at attractive prices. The throughout the past year, the Company’s main strategy was employing heavily on the private lending space in the current market condition and to be sustainable by carefully placing capital as a debt, then trading those loans in the secondary market and creating yield spread for the Company while recapture the original loan balance. The company believed this core strategy resulted to produce consistent revenue with best risk adjusted return particularly in the early stage of this Offering. The Company originated business purpose real estate loans with average interest rate at 10.1% and the average loan size of $169,000 throughout the Southern States, mainly in the State of Florida. None of the loan the Company originated that went to legal proceedings, involving with bankruptcy, receivership and similar proceeding throughout the year.

The Company has been trading a significant volume of originated loans in secondary market, and resulted to bring diversified sources of capital from both institutional and retail whole note buyers. This business model allowed the Company remains liquid to continue to operate and produce consistent income to cover incurring expenses. Thus, the availability of secondary market capital will have a severe impact on its ability to remain a viable company for the upcoming years. Also, potential government adverse policy or regulation to this space may have a severe negative impact on the Company’s business plan.

The Company continues to intend to construct a stable portfolio of income-producing and equity driven real estate assets at prices that the Manager believes reflect a discount from its previous sale price, appraised value, or replacement cost. The Manager believes that this strategy will provide the Company with capital appreciation as markets stabilize and recover in the future. This year, the Manager will source more ground up construction projects to achieve this goal based on pricing trend in the market. The manager sees more attractive opportunities in ground up construction projects. Also, the Manager believes forming strategic operating partnerships with those who have been showing a great track record in this space is very effective. However, the effect of probable governmental regulation (including environmental regulation), anticipated raw materials and labor or energy shortages to the extent management may negatively impact the Company’s profitability.

Management will also continue to pursue those areas where the properties directly owned by the Company, can be easily rented and where the rental income can cover all yearly expenses with an expected positive cash flow, or where the residential and commercial mortgages and deeds of trust invested in by the Company can be monetized to create positive cash flow. The Manager may proceed with an early property sale if this will produce an immediate profit. A rent-to-own contract may also be used upon the discretion of the Manager. The Manager will perform an expanded due diligence to obtain a comprehensive evaluation of each property prior to considering any purchase on behalf of the Company.

The Manager will perform an expanded due diligence to obtain a comprehensive evaluation of each property prior to considering any purchase on behalf of the Company.

The Company intends to primarily invest into: (i) distressed and/or turnkey commercial and/or residential real estate investments and (ii) commercial and/or residential business purposes loans secured by a first or second priority mortgage or deed of trust, in each case, in the United States; however investments by the Company also may take a broad variety of forms and may include, without limitation, various real estate related financial instruments such commercial mortgage backed securities, residential mortgage backed securities and securities issued by real estate investment trusts. The Company may periodically maintain all or a portion of its assets in money market instruments and other cash equivalents and may not be fully invested at all times.

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The Manager has complete flexibility in determining the assets, instruments and markets in which the Company may invest and the investment techniques the Company may use to achieve their investment objectives.

Utilizing the combined experience of the Manager’s management team, over the last decade the Principals have built a fundamentally sound and generally profitable real estate enterprise. Leveraging those relationships and expertise allows the Manager the opportunity to implement a value-based investment approach in the United States and abroad. The team specializes in uncovering on- and off-market properties both distressed and under- performing with the expectation of long-term value growth potential. In addition to the Manager’s commercial and development investments, the seasoned team focuses on the acquisition of distressed residential assets in the Southern California and Central Florida. Although the Manager may acquire assets in other markets, the Manager believes it is critical to maintain a local presence to properly manage the acquisition, renovation and disposition of properties. The Manager employs a variety of acquisition strategies to fulfill the requirements of its flexible operating model.

The Manager’s investment philosophy is to maximize the potential of every single asset as follows:

•

Acquisitions – Knowledge of the local markets is necessary for an understanding of area trends, demographics and municipal insights, allowing the Manager to acquire what it expects to be quality income producing assets at discounts to replacement costs.

•

Renovation/ Tenant Improvements – The Manager plans to rapidly and proactively addresses any capital structure, physical, or operating issues pertaining to the assets to prepare for one of the following dispositions: long-term leasing, retailing, private financing or other disposition.

•

Mortgages and Deeds of Trust- The Manager plans to deploy capital for investment in loans secured by first or second priority mortgages and deeds of trust originated by business purpose lenders with emphasis in residential and or commercial real estate investments.

Special Purpose Entities

Throughout the Offering Circular, in reference to “acquisitions,” the Company intends to acquire interests in “special purpose entities,” also known as “SPEs.” The SPEs will hold title to property acquisitions. The Company, in turn, will invest in the SPE.

Objectives

The Company has definite objectives to fulfill its strategy. These include:

•

Penetrate the market of providing real estate opportunities for qualified individuals and/or business entities interested in achieving financial success by taking advantage of real estate investment opportunities in Florida, Georgia, and California and within the United States (however, the Company will not limit itself geographically); and

•	Increasing profits as allowed by market conditions.

The Company will look to buy single-family and commercial properties, in growth areas for the best possible price, thereby giving the Company an instant competitive advantage. A potential investor should note that the above criteria is subject to change according to market conditions.

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Generally, the Company will seek opportunities which meet the following criteria:

Type of Investment	Income
Acquisition Cap Rate	4	%+
Pro-Forma Cap Rate	5	%+
Cash on Cash at Purchase	3%
Cash on Cash at Pro-Forma	7	%+
Leverage	60% - 80%
Capital Improvement	Minimal to $15,000/unit

Investment Strategy

The Company is seeking to invest in real estate assets in the United States particularly targeting in Florida, Georgia, and California. However, the Company will not limit itself geographically.

Under normal circumstances, the Company intends to invest the Company’s net assets (plus the amount of borrowings for investment purposes) in real estate and real estate-related investments, which will be comprised of the following primary asset classes:

(i)	Debt Investments.

(ii)	Direct Real Estate Investments (commercial properties and single-family properties),

(iii)	Private Commercial Real Estate (CRE) Investment Funds,

The company offers short-term, first deed of trust loans secured by real estate to fund the acquisition, renovation, rehabilitation or development of residential or commercial properties.

Why First Trust Deed/Mortgage Investing Income

Professional single-family home renovators have special requirements, such as short funding timelines that traditional institutional lenders are unwilling to accommodate. This provides an opportunity for private lenders who cater to this market to command premiums on their capital.

Principal Protection

HIS loans are secured by a first lien on a house. Borrowers typically provide 20%-25% of the capital needed to buy the house. Additionally, professional developers enhance the value of the collateral through renovations that they fund with their own equity.

Diversification

Real estate including real estate debt is an important component of a well-diversified portfolio. An allocation to first trust deeds can reduce overall portfolio volatility and increase returns, as first trust deeds are not well correlated with either the stock or bond markets.

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To this end, the Company’s overall strategy is to:

1)

Identify commercial properties and single-family properties in quality locations in the Company’s target markets, where the Company can add significant value through third-party hands-on management and/or appreciation potential;

2)	Buy those communities at below-market prices, or at market prices where there is sufficient upside potential to obtain above-market returns over the long term;
3)

Make physical alterations and other improvements to those communities, where the Company can achieve significant benefit with minimal capital outlay which properties may be sold without being rented; and

4)	Through third-party management, increase the rents to increase the overall value of the property.
5)	Lend capital that is not otherwise invested in property to real estate entrepreneurs purchasing, rehabbing and leasing similar properties to those as the Company purchases.

Lending Underwriting Requirements

The Company’s Underwriting Requirements are set forth on the section entitled “DESCRIPTION OF BUSINESS - Lending Underwriting Requirements” beginning on page 54 of its Offering Circular, which is hereby incorporated by reference as if fully set forth herein.

Real Estate Investment Process

Identifying Properties for Purchase

The Manager uses its extensive network and highly specialized criteria for identifying, quantifying and qualifying investment opportunities.

The Manager intends to saturate its extensive relationships and network in each identified market to identify the very best opportunities. The intent is to invest in digital marketing, direct marketing, and the power of the Manager’s referral network to generate leads for properties and motivated several. The Manager also intends to leverage its contacts with investors and borrowers to bring forth opportunities to the Company for investment purposes.

The Manager’s goal is to identify the right property in the right market and potentially acquire it before it even hits the general market.

Post-Purchase Strategies

The Manager intends that the properties will be held for the duration of the Company until the property is refinanced or sold. The Company intends to operate for five (5) years.

The Company intends to hold or resell properties with the intention of increasing values prior to sale of the property. The Company intends to use third-party management to cure inefficiencies in the management, cure deferred maintenance, and deploy strategic capital upgrades aimed increasing income and enhancing investor returns. The increase in cashflow should result in an increase in value so that the Company may sell or refinance the property for a profit at its proposed exit time of five (5) years.

The Company will look to maximizing cash flow until sale, refinance, or other disposition. The Company will also analyze market conditions and support the investment with multiple exit strategies to optimally exit each investment.

Joint Venture Partners

The Company may acquire Properties or other real estate related investments from, or invest, co-invest, joint venture or participate with, affiliates of our Manager or other real estate developers and investors, as determined by the Manager in its sole discretion. The purchase price of any Property or real estate related investment acquired from or sold to an affiliated party will be based upon the fair market value of the asset established by a third-party appraisal or fairness opinion that is dated within the last 120 days prior to the transaction.

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The Manager has relationships with real estate entrepreneurs (“sponsors”) with whom it may, in some limited circumstances, seek to co-invest, joint venture, or otherwise participate in certain investments that either the Company identifies, or the sponsor identifies. In the event of such co-investments or participation, including transactions with affiliates, the Manager will seek to secure such investments on behalf of the Company so that it is within the investment and return goals of the Company.

However, in some instances, these sponsors may require a right to receive a priority or pari-passu of return. In such event, the Manager will have the discretion to decide if the projected returns to the Company, after risk adjusting for such priority, warrant proceeding with the investment.

When and if the Manager utilizes its relationships with such sponsors, separate promote structures may be established between the Manager and the co-investor or participant, which may directly benefit the Manager or an affiliate of the Manager, separate from any compensation the Manager may earn as Manager of the Company. Any separate benefit shall be paid directly to the Manager or by the co-investors and participants, and not from Company funds or its Manager.

In some circumstances, the Manager may elect to co-invest with a third-party that the Manager also controls or has some control. The Company will take the same approach with a third-party as if entering into the transaction with a sponsor as discussed above.

Financing Strategy

Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than 60% or more than 80% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

Exit Strategies

The Manager intends to operate the Company for up to five (5) years. The Manager may employ multiple exit strategies including, but not limited to:

1.

Sale of Properties. If the market allows for a successful sale of the properties to third parties or to Affiliate of the Manager so that the Members may realize appreciation, the Company will look to sell all of the properties owned by the Company to such third-party or Affiliates of the Manager.

2.

Refinance the Properties and hold. The Manager expects the Properties owned by the Company will have leverage not to exceed an 80% loan-to-value (“LTV”) ratio. If the then appraised values of the Properties show all Members may receive: a) their return of capital, and b) realized appreciation on the properties, the Company may elect to refinance the properties and return capital and any remaining appreciation.

3.

Sale to a Public Real Estate Investment Trust. The Manager may find that the properties are attractive purchases for certain public Real Estate Investment Trusts. The Manager may elect to a) sell the properties outright to the individual trust; b) sell the properties to the real estate investment trust in exchange for equity in the trust (stock) and cash (depending on the appreciation value); or c) create its own real estate investment trust to which the properties may be sold or exchanged. Note: if the Members were to receive stock of the purchaser real estate investment trust in exchange for their Interests, the Members may be able to sell their shares on the public exchange of which the public real estate investment trust is traded, so long as it is traded.

4.

Bulk Sale to an Institution. The Company may find an institution is interested is interested in purchasing all of the Company’s properties. The Manager may elect to take such an option, even at a discount, to ensure that all properties are sold in a timely fashion and so long as it is in the best interest of the Company.

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The Company will make a decision regarding the appropriate exit strategy at the time in accordance with market conditions.

Geographic Scope

The Company will not limit itself geographically, however it intends to invest in Florida, Georgia, and California. The Company will search commercial and single-family properties that it may purchase at a discount to market value. The Company may acquire properties at market value where it believes that the property represents long-term or strategic value. The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts, and industry knowledge of the Company’s Manager.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours.

Employees

The Company has no employees. Our Manager, Ark Fund Management, LLC currently has no employees other than the management team, which consists of three individuals none of whom are full time.

We plan to use consultants, attorneys, accountants, and other personnel, as necessary. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. Any expenses related to the Offering will be charged to the Company. For example, any costs associated with raising capital such as escrow, transfer, marketing, audit, legal, and technology fees will be borne by the Company. However, those costs associated with overall management of the Company and the management and acquisition of the properties shall be borne by the Manager except those capitalized expenses related to specific properties.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of the Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to several factors, including those discussed in the Offering Circular section entitled “Risk Factors,” which is incorporated by reference as if set forth fully herein, and elsewhere in the Offering Circular.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

HIS Capital Fund III, LLC was formed in the State of Delaware on November 8, 2019. The Company’s strategy and broad investment mandate has been deliberately engineered to attempt to take advantage of real estate cycles whether the market is moving up or down and to create a ready source of capital for quality Real Estate entrepreneurs. We feel that our experience positions us to underwrite Real Estate entrepreneurs and their strategies and processes, understand and manage the relevant risks, and monitor the assets and their performance. We believe our expertise in these activities allows us to produce a diversified portfolio of Real estate-based assets with risk adjusted returns.

The investment strategy of the Company is very much an opportunistic one which we believe will allow the Company to perform well through various market cycles. The investment mandate allows the Company to invest in a wide variety of Real Estate asset types, as long as they are real estate based. Whether it is a direct investment in real property, a real estate secured loan, or an investment in another fund whose investments are in real estate, HIS believes deeply in the “value investing” mindset. The Company’s goal is to only invest in Real Estate entrepreneurs and deals that we believe provide the possibility of excellent risk-adjusted returns with a strong “margin of safety.”

Geographic Location

The Company will focus on the acquisition of distressed residential assets in Florida, Georgia, and California. However, the Company will not limit itself geographically.

Risk Management

The Company will seek to manage risk through monitoring and analysis by the Manager of the Company’s portfolio. Although the Manager may commit a large portion of the Company’s capital to one or more specific real estate assets, the Manager will also seek to mitigate risk through portfolio diversification.

Borrowing and Lending

The Company may utilize leverage in its investment program when the Manager considers it appropriate. Additionally, the Company may also incur indebtedness: (i) to pay expenses of the Company, (ii) to purchase the Interest of any dissociated Member (including defaulting Members), (iii) to finance improvements to a Company asset and (iv) to otherwise protect any Company asset as determined by the Manager in its sole discretion.

To secure the aforementioned permitted indebtedness, the Company shall have the right to pledge, secure or otherwise encumber the Company’s assets and the commitments of the Members as security for such indebtedness. Members may therefore be required to confirm the terms of their commitments to the lender, to honor capital calls made by the lender, to provide relevant information to the lender and to execute other documents in connection with obtaining such indebtedness.

The use of leverage may, in certain circumstances, maximize the adverse impact to which the Company’s investment portfolio may be subject.

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The Manager is not limited by the above discussion of the investment program. Further, the investment program is a strategy as of the date of this Form 1-K only. The Manager has wide latitude to invest or trade the Company’s assets, to pursue any particular strategy or tactic, or to change the emphasis without obtaining the approval of the Members. Except as specifically provided in this section, the investment program imposes no significant limits on the types of instruments in which the Manager may take positions, the type of positions it may take, its ability to borrow money, or the concentration of investments. The foregoing description is general and is not intended to be exhaustive. Prospective investors must recognize that there are inherent limitations on all descriptions of investment processes due to the complexity, confidentiality, and subjectivity of such processes. In addition, the description of virtually every trading strategy must be qualified by the fact that trading approaches are continually changing, as are the markets invested in by the Manager.

Results of Operations

For the year ended December 31, 2020 and the period from November 8, 2019 through December 31, 2019

COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company's operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Revenue

We generated $136,058 in revenue for the period ended December 31, 2021. We have been focusing on the private lending as our primary investment strategy in the current market condition to be sustainable in the current environment, carefully placing capital as a debt to make sure we are in good basis for each transaction. We have generated expenses of $133,009 from January 1, 2021 to December 31, 2021 and recognized as expenses the $50,000 in offering expenses during the period ending December 31, 2021 which had been pre-paid in 2020, resulting in a total expenses of $183,009. We generated no revenues for the year ended December 31, 2020.

Total expenses

From the period ended December 31, 2021, we had $183,009 in total expenses (including $50,000 in expenses pre-paid in 2020) for the twelve-month ended December 31, 2021, which consisted mostly of administrative expenses, organizational costs, and professional fees related to our offering. From inception (November 8, 2019) to December 31, 2019, we have not generated any expenses. We have generated expenses of $7,815 for the year ended December 31, 2020, which consisted of professional fees.

Assets

As of December 31, 2021, we had $2,417,200 in receivables, cash and investment in real estate assets as a result of operation. As of December 31, 2020, our assets consisted of $50,000 in deferred offering expenses, which were then expensed in 2021.

Liabilities

We had $449,271 in liabilities as of December 31, 2021, which is mainly associated with operational expense payable to vendors. None of the amount payable is long-term liabilities. The Company did not use interest bearing loans for any acquisitions or funding. We had $7,815 in liabilities at December 31, 2020, which was due to our Manager $7,815 for the payment of expenses related to professional services, and was still outstanding as of December 31, 2021.

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Liquidity and Capital Resources

As of December 31, 2021, the Company had $514,718. in cash and total liabilities of $449,271. As of December 31, 2020, the Company had $0 in cash and total liabilities of $7,815. The Company hopes to raise $50,000,000 in this Offering and has now raised more than the minimum of $1,000,000.

As of April 31, 2022, the Company had $410,344 in cash and total liabilities of $706,754.

Although we intend on identifying multifamily and commercial properties for acquisition with our proceeds, there is no guarantee that we will acquire any such investments. Acquisition will depend highly on our funding, the availability of those funds, the availability of multifamily and commercial properties that meet or investment criteria and the size of such liens to be acquired. There can be no assurance of the Company’s ability to effectuate its business plan or that additional capital will be available to the Company. If so, the Company’s investment objective of acquiring multifamily and commercial properties will be adversely affected and the Company may not be able to pursue an acquisition opportunity if it is unable to finance such acquisitions. The Company currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Plan of Operations

Management of the Company intends to use a substantial portion of the net proceeds for investing in properties and notes.

In order to hedge against inflation cost, management will be selecting and focusing more on ground up construction investing opportunities to place our capital as a senior debt with conjunction of equity participation including horizontal development and vertical structures where we see the projects suits the best. Management will employ a conservative strategy by control over the capital stack of projects and capital placement. Other proceeds will be used for working capital and marketing as outlined in the Use of Proceeds.

In our opinion, we have not yet raised sufficient Capital to implement our plan of operation, and intend to amend our Regulation A Offering to raise additional funds to implement our plan of operations as it evolves over time. During that time frame, we may not be able to satisfy our cash requirements through sales and the proceeds from this Offering alone, and therefore we anticipate that we may need to attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.

Also, the Company will focus on secondary mortgage market to redeploy the limited amount of capital the Company originally raised from this Offering. Institutional capitals as well as individual whole note buyers have been a great way to impact our balance sheet and overall profitability. The Company has been able to recycle our capital by selling notes we originated, and we will continue to employ this model to redeploy investment capital effectively. The Company will enhance the institutional relationships at this point and beyond, and allow current businesses to grow, scale and expand into new product lines and geographies.

With the existing revenue from 2021, the Company restructures of few loans and converting to equity position as well as with the pipeline of investment opportunities will likely to support current estimated operating expenses, and the Company will be in the pace of clearing preferred return hurdle.

Trend Information

The outlook for 2022 and beyond remains uncertain. At macroeconomic level, we experienced very a brief yield curve inversion of the 2-year and 10-year interest rates at the end of March 2022 in conjunction with the recent Fed policy statements saying they plan to raise rates has increased investors’ concern. Many believe that a yield curve inversion means a recession is coming, but this can be just one indicator and can be false signal.

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However, we should expect higher than normal interest rate volatility and a higher-than-normal risk of yield curve inversion. Because the FED is grappling with very high inflation, and they have announced plans to raise interest rates.

Recession may hit near future, but the current economy is still strong, unemployment rate is comparatively low and saving is at an all-time high. While a recession could be in the card near future and we must be mindful of the risks, it should not be a principal factor driving strategy right now.

The key economic driver indicators that we need to factor into our strategies are inflation risk and interest rate risk. That means we focus on real estate that can increase revenue to keep up with inflation and using fixed rate debt conservatively.

As far as real estate market in general, mortgage rates are already moving higher as the Fed looks to cool inflation, but many of the supply-and-demand imbalances that created a “perfect storm” in the housing market aren’t likely to ease anytime soon. Currently, there is so much more demand than there is available supply that this is going to be very different than other cycles.

New capital is flowing into the construction lending space from both debt funds and traditional lending sources and this increased competition will lead to looser underwriting. Higher leverage is now attainable, and pricing will be more competitive. However, we will be sticking to our conservative underwriting and focus on ground up construction projects with the emphasis on affordable housing and strategic short-term rentals in order to acquire assets at very good basis, and look for the opportunities of distress situation of commercial assets due to hike of interest rate. We will engage with investment activities ties to cash flow focus and prepared for tighter credit market.

Related Party Transactions

Since our formation, we have raised capital from our Manager. The Manager provided cash for Company syndication costs of which, $50,000 has already been recorded as of the date of the financial statements of the Company. This was recorded as a purchase of Class A Interests by the Manager. Thereafter, the Manager lent the Company $7,815 for the payment of expenses related to professional services. In 2021, the Company incurred management fees as of $2,731, all of which were still owed at December 31, 2021. The Manager may incur other expenses on behalf of the Company which may be recorded as a loan or advance.

The Manager received 50 Class A Interests at formation in exchange for cash on the same terms as offered to other Investors in this Regulation A offering, along with 100% of the Class B Interests as founder’s interests for no consideration. The number of Class B Units issued has now been fixed at 10,000 Units. The number of Class B Units issued to the Manager does not affect the rights or economic return received by the Class A Members. Class B Interests are subordinated to our Class A Interests.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

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The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Changes In Accounting And Disagreements With Accountants On Accounting And Financial Disclosure

None.

ITEM 3. MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Principals of the Manager of the Company are as follows:

Name	Position	Age	Term of Office

Rick Melero	Manager	40	11-08-19 to present
Toshihiro Endo	Manager	56	11-08-19 to present
Steve Landaal	Manager	58	11-08-19 to present

Duties, Responsibilities and Experience

Rick Melero, Toshihiro Endo and Steve Landaal are the sole decision makers of Ark Fund Management, LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

The principal of the Manager are as follows:

Ricardo A. Melero is the majority owner and co-founder of the Manager. He has a decade of extensive investment experience in various asset classes, including single- family homes in California and Florida as well as commercial income producing properties such as multi-family, office space, industrial space and land development acquisitions. Mr. Melero has been responsible for managing the acquisition of distressed commercial and residential projects through numerous joint ventures with private investors and institutional funds. He has implemented a highly focused, value-based investment strategy in the management of over $50 Million worth of assets.

Mr. Melero has also worked as a strategic residential and commercial consultant in the United States and abroad. He is also one of the principals in various investment activities in Europe. In one signature project, he led the financing and acquisition of Cumberland Harbour, a 1085-lot luxury waterfront marina community. Some of his international experience includes Puerto Rico, St. Thomas, the United Kingdom and Ireland, where he directed the negotiations and acquisition of Kilcooley Abbey Estates, a historic 18th-century mansion on more than 1250 acres of prime real estate. He has been responsible for the acquisition and disposition of hundreds of assets in the US and internationally.

14

Mr. Melero is also a founding partner of HIS Capital Group, LLC, a residential and commercial real estate firm that has specialized in the acquisition of distressed assets. Rick’s primary role is to analyze and originate the acquisition of distressed or mismanaged residential and commercial projects in the US and Europe. Thanks to his industry and investment experience, he has been directly or indirectly involved in many residential and commercial investments through various entities such as Home Investing Solutions, Atlantic Development Group, Castleway Properties, and the aforementioned HIS Capital Group, to name a few. These projects were comprised of various major asset classes ranging in size from $1 Million to $45 Million.

Prior to co-founding the Company, Mr. Melero was also a managing member, advisor and educator for, the HIS Real Estate Network. This real estate investor platform specialized in offering effective strategies to both novice and experienced investors. The platform was created as a network to empower other investors to succeed in this economic climate. Mr. Melero’s content was offered at no cost and considered as a contribution to the investment community.

Toshihiro Endo has been an active real estate investor since 1999, and currently serves a dual capacity as Sr. V.P. of HIS Real Estate Fund II and Director of Operations for HIS Capital Group, a Florida based real estate investment firm, a well-regarded real estate solutions provider, specializing in balanced and value investment.

Mr. Endo currently focuses on acquiring properties by utilizing private capital from a group of investors as well as by providing structured finance to other group of prominent institutional investors and other qualified investors. Mr. Endo has proven ability to structure simple and complex real estate transactions for real estate operators both at the fund level and at the individual asset level across the capital spectrum to minimize dilution and optimize the capital structure.

By building a systemized process to close transactions with speed, clarity, and certainty bypassing traditional lending practices, Mr. Endo and his team members have created value based, timely, diversified and profitable financial solutions for their clientele.

Mr. Endo holds a Bachelor’s degree from University of Nevada, Las Vegas, and a Certified Master Mortgage Underwriter designation from National Association of Mortgage Professionals.

Steve Landaal has an extensive track record of owning, building, and selling businesses, with a strong emphasis on real estate investments. Combining investment wisdom, along with trials and errors through the years, Steve has learned a great deal about key elements to building wealth and the importance of compounding interest. More importantly, he has learned about the value of others, the value of time, and the importance of investing in people.

His career in real estate began in Wisconsin with the purchase of a single income property at the age of 18. This grew into Landaal Investments, where he with is his wife of 35 years built a portfolio of rental properties. Landaal Investments soon expanded from residential properties into commercial. They bought their first business at 22, which began a series of building and selling profitable companies.

Whether it was real estate, trucking, trophies, or insurance. Steve and his wife proved that the principles of business and a genuine care for people, along with relentless hard work, could take a struggling or small business and build it into a profitable endeavor. Through the insurance world, he grew his team and expanded offices to the full state of Wisconsin. This proven ability to lead and inspire, promoted him a transfer to Florida which enhanced the trajectory of his life, as well as his investments.

His drive to leverage his investments lead him to investing with HIS Capital Funding. Now, he is honored to be able to share this knowledge and these opportunities with others as the VP of Portfolio Management with HIS Capital Funding.

Today Steve continues this profitable business model through a series of investment strategies with a strong focus on predictable passive income which provides him and his wife the time to help others along their journey.

15

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of Manager:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation (1)
Ark Fund Management, LLC, Manager	2019	$0	$0	$0	100% of the Class B Interests
Ark Fund Management, LLC, Manager	2020	$0	$0	$0	100% of the Class B Interests
Ark Fund Management, LLC, Manager	2021	$0	$0	$0	100% of the Class B Interests

100% of the Class B Interests were issued to the Manager as founder’s interests for no consideration. The Manager’s Class B Interest is a profits interest and is subordinate to the Class A Members’ annual Preferred Return.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The principals of our Manager have agreed to provide services to us without cash compensation until such time that we have sufficient earnings from our revenue. The Manager received Class A Interests at formation in exchange for $50,000 of expenses incurred on behalf of the Company.

Limits on Manager’s Liability; Indemnification

The Manager will be fully protected and indemnified by the Company against all liabilities and losses suffered by the Manager (including attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually and reasonably incurred by the Manager in connection with such action, suit or proceeding) by virtue of its status as Manager with respect to any acts or omissions, except that expenses incurred by the Manager with respect to claims for fraud, breach of fiduciary duty, gross negligence, bad faith or a material violation of the Operating Agreement shall not be advanced to the Manager unless it is adjudicated in its favor. The provisions of this indemnification will also extend to all managers, Members, affiliates, employees, attorneys, consultants and agents of the Manager for any action taken by it on behalf of the Manager pursuant to the Operating Agreement.

16

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 30, 2022

Title of Class	Name of Beneficial Owner	Address of Beneficial Owner	Number of Interests as of 04/30/2022	Percent of Class as of 04/31/2022
Class B Interests	Ark Fund Management, LLC [Manager]	2151 Consulate Dr., Suite 6 Orlando, FL 32837	10,000	100%
Class A Interests	Collective holdings of Manager & affiliates	2151 Consulate Dr., Suite 6 Orlando, FL 32837	379.889.00	16.04%
Class A Interests	Armin Brown	6893 Tiki Dr Cypress, CA 90630	373.00	15.75%
Class A Interests	2Timz Investment Group, LLC	4120 Douglas Blvd., Ste 306-184 Granite Bay, CA 95746	250.00	10.55%

Class B Interests were granted to the Manager as founders’ interests for no consideration. Rick Melero, Toshihiro Endo and Steve Landaal have dispositive control over the Class B Interests that are owned by our Manager, Ark Fund Management, LLC. It is expected that all times, the Manager will hold 100% of the Class B Interests unless such interests are granted to a third-party at some later time. Class A Interests continue to be sold through the Company’s Regulation A Offering. Class A Interests were issued to the Manager and its affiliates in exchange for cash on the same terms as other Class A Members received through this offering.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

17

ITEM 5. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We issued 100% of the Class B Interests at formation to our Manager for no consideration. The Manager is managed by Ark Fund Management, LLC. Rick Melero is the managing member of HIS Investment Management, LLC. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired	2% of the purchase price of the individual property. These fees are difficult to determine at this time, but is estimated to be approximately $1,898,000 if the full offering amount is raised.

Disposition Fee	Fees charged to the Company as Properties are disposed of	2% of the sales price of the individual property. These fees are difficult to determine at this time.

Asset Management Fee	Fees charged to the Company for management of its investments

2% of the gross income of the assets held by the Company, whether they are notes or properties. The total amount of fees that the Manager may receive cannot be determined at this time. This fee may be paid monthly.

Construction Management Fee	Fees charged to the Company for management of repairs. rehabilitation, and construction of its investments.	6% of the total costs of repairs, rehabilitation, and construction of the individual property.

Misc Fees	Fees charged to borrowers for late payments, extensions and default interests	100% of these fees will be paid to the manager

Related Party Transactions

Since our formation, we have raised capital from our Manager. The Manager provided cash for Company syndication costs of which, $50,000 has been recorded as of the date of the financial statements of the Company (December 31, 2021). This was recorded as a purchase of Class A Interests by the Manager. It is not expected that the Manager will be reimbursed for this investment and that it is the Manager’s paid in capital.

The Manager may incur other expenses on behalf of the Company, which may be recorded as a loan or advance. The Manager received Class A Interests at formation in exchange for cash used to pay expenses incurred on behalf of the Company, and 100% of the Class B Interests as founder’s interests for no consideration. The number of Class B Units issued has now been fixed at 10,000 Units. The number of Class B Units issued to the Manager does not affect the rights or economic return received by the Class A Members. Class B Interests are subordinated to our Class A Interests.

18

ITEM 6. OTHER ITEMS

Changes in Company’s Certified Public Accountant

(a)	Dismissal of Spiegel Accountancy Corp.

i.

On March 25, 2022, Spiegel Accountancy Corp. was dismissed as the Company’s independent registered public accounting firm. Spiegel Accountancy Corp. had served as the Company’s independent registered public accounting firm since 2019.

ii.

Spiegel Accountancy Corp.’s audit reports on the financial statements of the Company for the fiscal year ended December 31, 2020 and the period from November 8 through December 31, 2019 contained no adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles except that such reports included an explanatory paragraph describing the uncertainty of the Company’s ability to continue as a going concern.

iii.

During the fiscal year ended December 31, 2020 and the period from November 8 through December 31, 2019, and through March 25, 2022, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) or reportable events ( as described under Item 304(a)(1)(v) of Regulation S-K) with Spiegel Accountancy Corp. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused Spiegel Accountancy Corp. to make reference to the subject matter of the disagreement in connection with its reports.

iv.

The Company provided Spiegel Accountancy Corp. with its disclosures in this Item 6 of its Annual Report on Form 1-K disclosing the dismissal of Spiegel Accountancy Corp. and requested in writing that Spiegel Accountancy Corp. furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. Spiegel Accountancy Corp.’s response is filed as an exhibit to this Current Report on Form 1-K.

(b)	Appointment of Abdi Sheikh-Ali, CPA, PLLC

i.

On March 21, 2022, the Company and its Manager approved the engagement of Abdi Sheikh-Ali, CPA, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, effective March 25, 2022.

ii.

Prior to retaining Abdi Sheikh-Ali, CPA, PLLC, the Company did not consult with Abdi Sheikh-Ali, CPA, PLLC regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

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Item 7. Financial Statements

HIS Capital Fund III, LLC

Independent Accountant’s Audit Report Together with Financial Statements

As of December 31, 2021 and 2020

ABDI SHEIKH-ALI, CPA, PLLC A PROFESSIONAL FIRM

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HIS Capital Fund III, LLC

F-1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

To the Manager of

HIS Capital Fund III, LLC:

Opinion

We have audited the accompanying financial statements of HIS Capital Fund III, LLC which comprise of the statement of financial condition as of December 31, 2021, and the related statements of operations, cash flows, and changes in members’ capital for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of HIS Capital Fund III, LLC as of December 31, 2021 and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis of Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of HIS Capital Fund III, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The financial statements of HIS Capital Fund III, LLC for the year ended December 31, 2020, were audited by another auditor, who expressed an unmodified opinion on October 14, 2021.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about HIS Capital Fund III, LLC’s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with Generally Accepted Auditing Standards (GAAS) will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of HIS Capital Fund III, LLC ’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about HIS Capital Fund III, LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

Abdi Sheikh-Ali, CPA, PLLC

Allen, Texas

May 18, 2022

F-3

HIS Capital Fund III, LLC
Statement of Financial Condition
As of December 31, 2021 and 2020

ASSETS	12-31-2021	12-31-2020
Cash and cash equivalents	$514,718	$-
Prepaid expenses	1,151	-
Due from third parties	13,351	-
Interest receivable	27,604	-
Deferred offering costs	-	50,000
Investments, at fair value (cost $1,860,376)	1,860,376	-
Total assets	$2,417,200	$50,000

LIABILITIES
Accrued expenses	$355,456	$-
Subscription advances payable	86,000	-
Due to related parties	7,815	7,815
Total liabilities	$449,271	$7,815

MEMBERS' CAPITAL
Capital contributions - Class A Interests	$2,022,695	$50,000
Capital distributions - Class A Interests	-	-
Syndication costs	-	-
Accumulated deficit	(54,766)	(7,815)
Total members' capital	$1,967,929	$42,185
Total liabilities and members' capital	$2,417,200	$50,000

See accompanying footnotes and accountant's report

F-4

HIS Capital Fund III, LLC
Statement of Financial Condition
As of December 31, 2021 and 2020

	2021	2020
REVENUE
Investment income	$136,058	$-
Total revenue	$136,058	$-

OPERATING EXPENSES
Adminstrative expenses	$38,725	$-
Bank service charges	2,074	-
Commissions and fees	10,152	-
Computer and internet expenses	2,731	-
Dues and subscriptions	444	-
Legal and professional fees	18,744	7,815
License, permits, and registration fees	10	-
Miscellaneous expenses	273	-
Organizational costs	59,856	-
Total operating expenses	$133,009	$7,815

Net operating income (loss)	$3,049	$(7,815)

OTHER (EXPENSE)
Amortization expense	$(50,000)	$-
Total other expense	$(50,000)	$-

Net investment income (loss)	$(46,951)	$(7,815)

See accompanying footnotes and accountant's report

F-5

HIS Capital Fund III, LLC
Statement of Financial Condition
As of December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities
Net investment income (loss)	$(46,951)	$(7,815)
Adjustments to reconcile Change in net assets to net cash provided by operating activities:
Amortization expense	$50,000	$-
Decrease (increase) in prepaid expenses	(1,151)	-
Decrease (increase) in due from third parties	(13,351)	-
Increase (decrease) in accrued expenses	355,456	-
Increase (decrease) in due to related parties	-	7,815
Increase (decrease) in subscription advances payable	86,000	-
Net cash provided (used) by Operating activities	$430,003	$-

Cash flows from investing activities

Decrease (increase) in investments	$(1,860,376)	$-
Decrease (increase) in interest receivable	(27,604)	-
Net cash provided (used) by Financing activities	$(1,887,980)	$-

Cash flows from financing activities

Capital contributions	$1,972,695	$-
Net cash provided (used) by Financing activities	$1,972,695	$-
Net increase (decrease) in cash	$514,718	$-
Cash at beginning of period	$-	$-
Cash at end of period	$514,718	$-
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$-	$-

See accompanying footnotes and accountant's report

F-6

HIS Capital Fund III, LLC
Statement of Financial Condition
As of December 31, 2021 and 2020

Description	Class A		Class B		Total
	Number of Shares	Amount	Number of Shares	Amount
Members' Equity at 12-31-2020	-	$-	10,000	$-	42,185
Capital contributions	1,972.69	1,972,695	-	-	1,972,695
Capital distributions	-	-	-	-	-
Syndication costs	-	-	-	-	-
Net investment income (loss)	-	(46,951)	-	-	(46,951)
Members' Equity at 12-31-2021	1,972.69	$1,925,744	10,000	$-	1,967,929

HIS Capital Fund III, LLC
Statement of Financial Condition
As of December 31, 2021 and 2020

Description	Class A		Class B		Total
	Number of Shares	Amount	Number of Shares	Amount
Members' Equity at inception (11-08-2019)	-	$-	10,000	$-	-
Issuance of Class A Interests for expenses paid on behalf of Fund	50	50,000	-	-	50,000
Capital distributions	-	-	-	-	-
Syndication costs	-	-	-	-	-
Net investment income (loss)	-	(7,815)	-	-	(7,815)
Members' Equity at 12-31-2020	50	$42,185	10,000	$-	42,185

See accompanying footnotes and accountant's report

F-7

HIS Capital Fund III, LLC
Notes to Financial Statements - as of December 31, 2021 and 2020

1.  Nature of Operations

HIS Capital Fund III, LLC (the “Fund”) is a limited liability company based in Delaware. The Fund was founded to invest in real estate and originate mortgage loans secured by residential and commercial properties. The Fund was organized on November 8, 2019 under the domestic limited liability company laws of the State of Delaware and is managed by Ark Fund Management, LLC (the “Manager”). The Fund plans to operate for up to 5 years and may use multiple exit strategies, including: sale of properties, refinance properties and hold, sale to a public real estate investment trust and\or bulk sale to financial institution.

1.  Significant Accounting Policies

a.  Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”).

b.  Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c.  Concentration of Credit Risk Credit Risk

The Fund maintains cash with US-based financial institutions. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at these institutions up to $250,000 per depositor. At times the balances at these financial institutions exceed the insured limit.

Geographic Concentration

The Fund’s investments are concentrated in the State of Florida, therefore, changes in the economy of the State of Florida possibly could impact the Fund’s investments.

F-8

HIS Capital Fund III, LLC
Notes to Financial Statements - as of December 31, 2021 and 2020

d.  Property, Plant, & Equipment

The Fund follows the practice of capitalizing all expenditures for property, furniture, fixtures, equipment, and leasehold improvements in excess of $1,000. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Buildings	39 years
Building improvements	15- 39 years
Furniture and equipment	5 – 7 years
Software	5 years
Vehicles	5 years
Leasehold improvements	life of lease or useful life (whichever is shorter)

The Fund did not have any property, plant, and equipment as of December 31, 2021 and 2020.

e.  Accrued Expenses

Accrued expenses consists of short-term liabilities incurred in organizing the Fund and in the ordinary course of business. As of December 31, 2021 and 2020, accrued expenses totaled $355,456 and $0, respectively.

f.  Income Taxes

The Fund is an LLC that is treated as a partnership entity for tax purposes. Consequently, all earnings are passed through to the members and any resulting Federal and\or State income taxes are assessed and paid by the members on their personal tax returns. Accordingly, as of December 31, 2021 and 2020, the Fund made no provision for income taxes in the accompanying financial statements. The Fund addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. During the years 2019-2020, the years management considers to be open for tax examination, management did not identify the existence of any uncertain tax positions.

g.  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

F-9

HIS Capital Fund III, LLC
Notes to Financial Statements - as of December 31, 2021 and 2020

h. Advertising Costs

The Fund expenses advertising costs as they are incurred. The Fund did not incur any advertising expenses for the years ended December 31, 2021 and 2020.

i. Related Party Transactions

As of December 31, 2021 and 2020, the Fund owed $7,815 to the Director of the Fund for various start- up and operational costs incurred in 2020 on behalf of the Fund.

j. Deferred Offering Costs

Deferred offering costs consist of certain capitalized costs incurred in connection with investment offering. As of December 31, 2021 and 2020, the Fund had offering costs totaling $0 and $50,000, respectively. In connection with the deferred offering costs, for the years ended December 31, 2021 and 2020, the Fund recognized $50,000 and $0 in amortization expense, respectively.

k. Subscription Advances Payable

Subscriptions advances payable consist of monies received for Class A investment subscriptions that were not yet approved by the Manager of the Fund. As of December 31, 2021 and 2020, the Fund had

$86,000 and $0 in subscriptions advances payable.

l. Member Capital

The Fund is offering 50,000 Class A Interests (units) at $1,000 per Interest (unit) through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+” and is selling the Interests (units) directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $50,000,000.

The Investors who contribute capital to the Fund shall, upon acceptance by the Managing Member of their subscriptions, become Class A Members in the Fund. All of the Class B Interests were issued to the Manager at formation for no consideration.

As of December 31, 2020 and 2021, 50 units and 1,972.69 units of Class A Interests were issued and outstanding, respectively. As of December 31, 2020 and 2021, the Manager owned 100% of the 10,000 shares of Class B Interests.

F-10

HIS Capital Fund III, LLC
Notes to Financial Statements - as of December 31, 2021 and 2020

m. Subsequent Events

The Fund’s management has evaluated subsequent events and transactions for potential recognition or disclosure through May 18, 2022, the date that the financial statements were available to be issued.

Management is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

n. Risk and Uncertainties

Management of the Fund seeks investment opportunities that offer the possibility of attaining substantial residual income from real estate transactions. Certain events particular to the industry in which the Fund invests, as well as general economic, political conditions, or the coronavirus (“COVID-19”) pandemic may have a significant negative impact on the Fund’s operations and profitability. Additionally, the Fund is subject to changing regulatory and tax environments. Such events are beyond the Fund’s control, and the likelihood that they may occur cannot be predicted.

3. Investments

The Fund was in part established to invest in mortgage notes secured by real estate. The current notes bear interest rates ranging from 8.0% to 11.0% per annum and are collateralized by real estate. The Fund’s management makes periodic assessments of the ultimate realization of notes receivable based on the financial condition of the borrowing entities. Loans to entities that do not make the agreed-upon periodic payments are deemed to be at risk of impairment and bad debt expense and an allowance for doubtful notes accounts is recognized in the amount of the estimated impairment. As of December 31, 2020, the Fund did not have any investments and a summary of notes receivable investments and the corresponding allowances for doubtful notes receivable as of December 31, 2021 is as follows:

Description	Investment Balance - fair market value	Allowance	Carrying Value at 12-31-2021
1017 E 19th Ave., Tampa, FL 33605	$337,000	$-	$337,000
2328 W Union St., Tampa, FL 33607	284,750	-	284,750
343 Lincoln Ave., Brooksville, FL 34604	145,990	-	145,990
406 Clark Ave., Bay Minette, AL 36507	105,332	-	105,332
447 Orange Dr., Altamonte Springs, FL 32701	358,900	-	358,900
Greenwise Holdings	130,750	-	130,750
HIS Capital Funding	256,579	-	256,579
Lot 45, Port Richey, FL 34468	122,075	-	122,075
Other	119,000	-	119,000
Grand Total:	$1,860,376	$-	$1,860,376

F-11

3.Investments(continued)

As of December 31, 2020, the Fund did not have any investments and the investment returns for the year ended December 31, 2021 included in investment income in the accompanying Statement of Operations and consists of the following:

Interest income	$135,428
Realized gains (losses)	630
$136,058

4. Fair value measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. US GAAP establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity's assumptions (unobservable inputs). The Fund groups assets at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Level 2Other observable inputs, either directly or indirectly, including:

➢	Quoted prices for similar assets/liabilities in active markets;
➢	Quoted prices for identical or similar assets in non-active markets;
➢	Inputs other than quoted prices that are observable for the asset/liability; and,
➢	Inputs that are derived principally from or corroborated by other observable market data.

Level 3Unobservable inputs that cannot be corroborated by observable market data.

The Fund’s investments consist of mortgage notes secured by real estate and are considered Level 2 investments. As of December 31, 2020, the Fund did not have any investments and the investments were recorded at fair value as of December 31, 2021, based on the following levels of hierarchy:

	Level 1	Level 2	Level 3	Total
Notes receivable	$-	$1,860,376	$-	$1,860,376
	$-	$1,860,376	$-	$1,860,376

F-12

ITEM 8. Exhibits

Exhibit 2.1*

Articles of Organization (Incorporated by reference to Exhibit 1 to HIS Capital Fund III, LLC Post Effective Amendment No. 1 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on February 22, 2021 (File No. 024-11242)

Exhibit 3.1*	Amended and Restated Operating Agreement (Exhibit 3.1 to HIS Capital Fund III, LLC Form 1-U as filed with the Securities and Exchange Commission on October 14, 2021 (File No. 24R-00495)

Exhibit 4.1*

Subscription Agreement (Incorporated by reference to Exhibit 2 to HIS Capital Fund III, LLC Post Effective Amendment No. 1 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on February 22, 2021 (File No. 024-11242))

* - Filed previously and incorporated herein by reference

Exhibit 9.1	Letter RE Change in Certifying Accountant

Exhibit 11.1	Independent Auditors’ Inclusion Letter

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HIS Capital Fund III, LLC

By: It’s Manager, Ark Fund Management, LLC,
A Florida limited liability company

By: Its Members:

HIS Investment Management, LLC

Date: June 10, 2022	/s/ Rick Melero
By: Rick Melero
its Managing Member

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

HIS Capital Fund III, LLC

Date: June 10, 2022	By:	/s/ Rick Melero
Rick Melero
Principal of Ark Fund Management, LLC

Date: June 10, 2022	By:	/s/ Toshihiro Endo
Toshihiro Endo
Principal of Ark Fund Management, LLC

Date: June 10, 2022	By:	/s/ Steve Landaal
Steve Landaal
Principal of Ark Fund Management, LLC

22